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                                                                  Exhibit 99


FOR IMMEDIATE RELEASE                                     Contact: Karl Schmitt
                                                          (502) 636-4594

        CHURCHILL DOWNS COMPLETES ACQUISITION OF CALDER RACE COURSE

LOUISVILLE, Ky. (April 26, 1999) - Churchill Downs Incorporated (Nasdaq: CHDN) announced today that the Company has completed its acquisition of Calder Race Course in Miami.

     Under the terms of the agreement with KE Acquisition Corp., a private holding company that has owned Calder Race Course since 1991, Churchill Downs paid approximately $86 million in cash for all of the outstanding stock of Calder Race Course Inc. and Tropical Park Inc. The completed transaction gives Churchill Downs ownership of the racetrack facilities at Calder Race Course as well as the licenses held by Calder Race Course Inc. and Tropical Park Inc. to conduct horse racing at Calder Race Course. Plans for the acquisition were initially announced in January 1999.

     Kenneth Dunn and his current management team will continue to oversee Calder Race Course.

     Churchill Downs Incorporated, headquartered in Louisville, Ky., is one of the world's leading horse racing companies. Its flagship operation, Churchill Downs, is home of the Kentucky Derby and will host its 125th running on May 1, 1999. The Company has additional racing and simulcast-wagering operations in Kentucky and Indiana and interests in various racing services companies. Churchill Downs Incorporated can be found on the Internet at WWW.KENTUCKYDERBY.COM.

     THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE READER IS CAUTIONED THAT SUCH FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT COULD SIGNIFICANTLY AFFECT EXPECTED RESULTS IN THE FUTURE FROM THOSE EXPRESSED IN ANY SUCH FORWARD-LOOKING STATEMENTS MADE BY, OR ON BEHALF OF THE COMPANY. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PRESENTLY ESTIMATED AMOUNTS INCLUDE: THE CONTINUED ABILITY OF THE COMPANY TO EFFECTIVELY COMPETE FOR THE COUNTRY'S TOP HORSES AND TRAINERS NECESSARY TO FIELD HIGH-QUALITY HORSE RACING; THE CONTINUED ABILITY OF THE COMPANY TO GROW ITS SHARE OF THE INTERSTATE SIMULCAST MARKET; A SUBSTANTIAL CHANGE IN REGULATIONS AFFECTING OUR GAMING ACTIVITIES; A SUBSTANTIAL CHANGE IN ALLOCATION OF LIVE RACING DAYS; THE IMPACT OF COMPETITION FROM ALTERNATIVE GAMING (INCLUDING RIVERBOAT CASINOS AND LOTTERIES) AND OTHER SPORTS AND ENTERTAINMENT OPTIONS IN THOSE MARKETS IN WHICH THE COMPANY OPERATES; A DECREASE IN RIVERBOAT ADMISSIONS REVENUE FROM THE COMPANY'S INDIANA OPERATIONS; YEAR 2000 COMPUTER ISSUES; AND THE COMPANY'S SUCCESS IN ITS PURSUIT OF STRATEGIC INITIATIVES DESIGNED TO GENERATE ADDITIONAL REVENUES.

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